Exhibit 10.38

SECTION 409A AMENDMENT

All payments and benefits provided to the service provider pursuant to his or her employment, severance, or other similar agreement (“Agreement”) shall be interpreted and applied, to the extent permissible by applicable law, so as to avoid any sanctions under section 409A of the Internal Revenue Code of 1986 (the “Code”).

Without limiting the generality of the foregoing, effective December 31, 2008 the following provisions shall supersede any conflicting provisions in the Agreement:

1. In the event the service provider, pursuant to the provisions of his or her Agreement, is entitled to receive payment of a bonus, such bonus shall be paid in the calendar year following the calendar year to which that bonus relates.

2. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of section 409 A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the service provider during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the service provider in any other calendar year, (ii) the reimbursements for expenses for which the service provider is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits under the Agreement may not be liquidated or exchanged for any other benefit.

3. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to the service provider will be deemed a separate payment.

4. Notwithstanding any other provision of the Agreement to the contrary, any payment or benefit provided to the service provider upon or following his or her termination of employment that represents a “deferral of compensation” within the meaning of section 409A of the Code shall only be paid or provided to the service provider upon his or her “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) (or any successor regulation). To the extent compliance with the requirements of Treas. Reg-. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under section 409A of the Code to payments due to the service provider upon or following his or her “separation from service”, then notwithstanding any other provision of the Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the service provider’s “separation from service” will be deferred (without interest) and paid to the service provider in a lump sum immediately following that six month period. This provision shall not be construed as preventing payments to the service provider upon or following his or her “separation from service” equal to an amount up to 2 times the lesser of (a) the service provider’s annualized compensation for

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the year prior to his or her “separation from service”, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code, being paid to the service provider in the first six months following his or her “separation from service.”

5. In the event that payments and benefits provided to the service provider are, pursuant to the terms of the Agreement, required to be reduced to avoid a loss of a deduction under section 280G of the Code, the Company in its sole discretion shall determine the order of such payments and benefits to be so reduced.

6. Except as otherwise amended by the foregoing changes, the Agreement will remain in effect subject to its terms as set forth therein.